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                                                                   EXHIBIT 10.2

                               TAX ALLOCATION AGREEMENT



     THIS TAX ALLOCATION AGREEMENT ("Agreement") is entered into as of September ___, 1998, by and between United Wisconsin Services, Inc., a Wisconsin corporation ("UWS") and Newco/UWS, Inc., a Wisconsin corporation ("Newco").

     WHEREAS, UWS is the common parent of an "affiliated group," as that term is defined in Section 1504 of the Code, which currently files consolidated federal income tax returns; and

     WHEREAS, Newco is a wholly-owned subsidiary of UWS that owns or will own prior to the Distribution the Management Business and 100% of the stock of the Managed Care Companies; and

     WHEREAS, that certain Distribution and Indemnity Agreement, dated September ___, 1998, by and between UWS and Newco, and any exhibits thereto (the "Distribution Agreement"), provides for the distribution to the holders of UWS Common Stock all of the outstanding shares of the Newco Common Stock; and

     WHEREAS, as a consequence of the Contribution and Distribution, the Management Business will be owned by Newco and Newco and the Managed Care Companies will no longer be subsidiaries of UWS and will no longer be members of UWS's affiliated group; and

     WHEREAS, pursuant to Treas. Reg. Section 1.1502-6, UWS and each subsidiary which was a member of UWS's affiliated group during any part of a consolidated return year is severally liable for the consolidated federal income tax liability of that group for such year; and

     WHEREAS, the UWS Group and the Newco Group desire to set forth their rights and obligations with respect to Taxes due for periods both before and after the Distribution and with respect to certain tax and other liabilities that may be asserted in connection with the Distribution;

     NOW THEREFORE, UWS, on behalf of itself and members of the UWS Group and Newco, on behalf of itself and members of the Newco Group, in consideration of the mutual covenants contained herein, agree as follows:

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                                      ARTICLE I
                                     DEFINITIONS

     For purposes of this Agreement, the following definitions shall apply:

     "Accrued Liabilities" means certain accrued expenses of UWS relating to the Management Business (such as vacation pay, profit sharing, contributions and management bonuses) totalling $___________ million).

     "Actually Realized" means, for purposes of determining the timing of any Taxes relating to any payment, transaction, occurrence or event, the time at which the amount of Taxes payable by any person is increased above or reduced below, as the case may be, the amount of Taxes that such person would be required to pay but for the transaction, occurrence or event.

     "Affiliated Group" means an affiliated group of corporations within the meaning of Section 1504(a) (determined without regard to the exceptions contained in Section 1504(b)) of the Code for the taxable period in question.

     "AMSG Group" means the Affiliated Group of which American Medical Security Group, Inc. (or any predecessor) ("AMSG") was the common parent for all periods prior to the merger of AMSG into UWS on December 3, 1996.

     "BCBSUW" means Blue Cross & Blue Shield United of Wisconsin, Inc.

     "BCBSUW Group" means the Affiliated Group of corporations of which BCBSUW was the common parent for all periods prior to July 1, 1994.

     "BCBSUW Note" means the $70 million principal amount note of UWS in favor of BCBSUW that matures on October 30, 1999, evidenced by a promissory note and pledge agreement, both dated October 30, 1996.

     "BCBSUW Stock Purchase" means the purchase by BCBSUW of Newco Common Stock from Newco after the Distribution in an amount or amounts sufficient to increase BCBSUW's ownership percentage of Newco Common Stock to 51%.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Consolidated Returns" means the consolidated United States federal income tax returns of the affiliated group of which UWS is the common parent for consolidated return years beginning before the Date of Distribution and any consolidated, combined or similar state income tax returns of any members of the UWS Group for taxable years beginning before the Date of Distribution (including, in each case, any amendments thereto).

     "Contribution" means the transfer by UWS to Newco of the Management

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Business, together with $21 million in working capital, the stock of the
Managed Care Companies, and the Managed Care Service Marks in exchange for all of the issued and outstanding Newco Common Stock and assumption by Newco of the Post-Retirement and Accrued Liabilities and the BCBSUW Loan.

     "Date of Distribution" or "Distribution Date" means the date UWS ceases to own 80% of the vote and value of the stock of Newco within the meaning of
Section 1504 of the Code.

     "Distribution" means the distribution by UWS of all of the stock of Newco to UWS's shareholders pursuant to the Distribution Agreement.

     "Distribution Agreement" is defined in the recitals to this Agreement.

     "Effective Time" means ____________________________.

     "Expenses" means out-of-pocket expenses and shall not include any overhead or indirect costs.

     "Fifty Percent Acquisition" or "50% Acquisition" means an acquisition described in Section 355(e)(2) of the Code.

     "Final Determination" means the final resolution of liability for any Tax for a taxable period (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the IRS, or by a comparable form under the laws of other jurisdictions, except that a Form 870 or 870-AD, successor form, or comparable form that reserves the right of the taxpayer to file a claim for refund and/or the right of the Taxing Authority to assert a further deficiency shall not constitute a Final Determination; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction which has become final and unappealable; (iii) by a closing agreement or offer in compromise under Section 7121 or 7122 of the Code or any subsequently enacted corresponding provisions of the Code, or comparable agreements under the laws of other jurisdictions; (iv) by an allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the Tax imposing jurisdiction; or (v) by any other final disposition by reason of the expiration of the applicable statute of limitations.

     "IRS" means the Internal Revenue Service.

     "Letter Ruling" means the letter, dated June 19, 1998, which was issued by the IRS in response to the Ruling Request.

     "Managed Care Business" means the businesses conducted by the Managed Care Companies; provided, however, that such business does not include any operations relating to the Small Group Business.

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     "Managed Care Companies" means Compcare Health Services Insurance
Corporation, a Wisconsin corporation (together with its wholly-owned subsidiary, Heartland Dental Plan, Inc,. a Wisconsin corporation); Valley Health Plan, Inc., a Wisconsin corporation; HMO-W, Inc., a Wisconsin corporation (together with its two wholly-owned subsidiaries, Hometown Insurance Service, Inc., a Wisconsin corporation and Unity Health Plans Insurance Corporation, a Wisconsin corporation); United Wisconsin Insurance Company, a Wisconsin corporation; United Heartland Life Insurance Company, a Wisconsin corporation; Meridian Resource Corporation, a Wisconsin corporation; Meridian Managed Care, Inc., a Wisconsin corporation; Meridian Marketing Services, Inc., a Wisconsin corporation; United Wisconsin Proservices, Inc., a Wisconsin corporation; United Heartland, Inc., a Wisconsin corporation; and CNR Health, Inc., a Wisconsin corporation.

     "Managed Care Service Marks" means _________________.

     "Management Business" means the management and operational services performed by UWS for corporations (primarily wholly-owned subsidiaries), which services include product development, actuarial, legal, marketing, finance, accounting, tax, public relations, executive management, and human resources.

     "Newco Group" means, with respect to any period prior to the Date of Distribution, the Managed Care Companies, Newco and the Management Business; with respect to any period on or after the Date of Distribution, the Affiliated Group of which Newco or any successor of Newco is the common parent.

     "Party" means either of the parties to this Agreement.

     "Restructuring Taxes" means any Taxes incurred in connection with the Contribution or Distribution, including, without limitation, any transfer Taxes or any Tax imposed pursuant to or as a result of Section 311 of the Code. If the Distribution otherwise qualifies under Section 355 of the Code and, following the Distribution, a 50% Acquisition occurs, then any Taxes imposed as a result thereof shall also constitute "Restructuring Taxes."

     "Ruling Request" means the private letter ruling request submitted by UWS to the IRS, dated February 18, 1998, together with all exhibits and documents included therewith and all subsequent submissions to the IRS relating thereto.

     "Small Group Business" means the insurance and other products produced and administered by American Medical Security, Inc. and any predecessor thereto.

     "Tainting Act" means any breach, caused by one or more members of the Newco Group (or their less than wholly-owned subsidiaries), of the representations or covenants contained in Sections 2.6(a) or 2.6(b).

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     "Tax" or "Taxes" means all forms of taxation, whenever created or imposed, and whether imposed by a nation, locality, municipality, government, state, federation, or other body (a "Taxing Authority"), and without limiting the generality of the foregoing shall include net income, alternative or add-on minimum tax, gross income, sales, use, franchise, gross receipts, value added, ad valorem, profits, license, payroll, withholding, social security, unemployment insurance, employment, property, transfer, recording, excise, severance, stamp, occupation, premium, windfall profit, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any related interest, penalties or other additions to tax, or additional amounts imposed by any such Taxing Authority. For purposes of this Agreement, Taxes are "attributable" to a member of the Newco Group or the UWS Group if such Taxes are imposed as a result of, or in connection with, the income, assets, employees, or business operations of such member; provided, however, that (1) "Taxes" are "attributable to" the UWS Group (and not the Newco Group or any member thereof) to the extent that such Taxes arise as a result, or in connection with, the income, assets, employees or operations of the Small Group Business conducted at any time by a member of the Newco Group, including United Wisconsin Insurance Company ("UWIC"); and (ii) Taxes are "attributable to" the Newco Group (and not the UWS Group) to the extent that such Taxes arise as a result of, or in connection with, the income, assets or employees or operations of United Wisconsin Life Insurance Company ("UWLIC") that are unrelated to the Small Group Business. The fact that a member of the Newco Group or the UWS Group prepared or filed a return with respect to any Taxes is not relevant in determining whether such Taxes are "attributable" to such member.

     "Taxing Authority" means any governmental authority (domestic or foreign), including, without limitation, any state, municipality, political subdivision or governmental agency, responsible for the imposition of any Tax.

     "Tax Benefit" means any Tax Item which decreases Taxes paid or payable.

     "Tax Controversy" means any audit, examination, dispute, suit, action, litigation or other judicial or administrative proceeding by or against the IRS or any other Taxing Authority.

     "Tax Item" means any item of income, gain, loss, deduction, credit, recapture of credit or any other item, including, but not limited to, an adjustment under Code Section 481 resulting from a change in accounting method, which increases or decreases Taxes paid or payable.

     "Tax Returns" means all reports, estimates, declarations of estimated tax, information statements, returns or other documents required or permitted to be filed with a Taxing Authority in connection with any Taxes, including but not limited to requests for extensions of time, information statements and reports, claims for refund, and amended returns.

     "UWS Group" means, for each taxable period, the Affiliated Group of which UWS or any successor of UWS is the common parent, provided, however, the UWS Group shall not include the Newco Group.


                                      ARTICLE II
                       PRE-EFFECTIVE TIME, POST-EFFECTIVE TIME,
                              AND OTHER TAX LIABILITIES

     2.1  UWS Group Payment Responsibilities.

          (a) AMSG Group. UWS shall pay all Taxes of the AMSG Group. UWS hereby assumes all such liability and shall indemnify and hold harmless Newco and any member of the Newco Group from and against any and all Taxes attributable to the AMSG Group.

          (b) UWS Group -- Current and Prior Periods. Except as otherwise provided in this Agreement, UWS shall pay, on a timely basis, all Taxes attributable to the UWS Group that are imposed for the portion of the taxable year 1998 that includes and precedes the Effective Time (the "1998 UWS Taxes") and for all periods ending prior to the Effective Time. The parties acknowledge that the income, losses, deductions, credits and other items of UWS and the Subsidiaries may only be included in the 1998 Consolidated Return for the portion of the taxable year of UWS that ends on the Distribution Date. In order to determine the amount of liability reflected on the 1998 Consolidated Return and the portion thereof allocated to each of the Subsidiaries, such determination shall, to the extent permitted by the Code and the regulations thereunder, be made by assuming that each corporation had a taxable year ending at the close of business on the Distribution Date, i.e., by "closing the books" of each corporation as of the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deductions for depreciation, cost recovery or amortization, shall be apportioned based on the number of days in each of the two short periods. UWS hereby assumes all such liability and shall indemnify and hold harmless Newco and any member of the Newco Group from and against any share or amount of the 1998 UWS Taxes and all Taxes attributable to the UWS Group that are imposed for periods ending on or prior to the Effective Time.

          (c) UWS Group -- Future Periods. Except as otherwise provided in this Agreement, UWS shall pay, on a timely basis, all Taxes attributable to the UWS Group that are imposed for any period beginning after the Effective Time (and, to the extent not already included in this sentence, all Taxes attributable to the UWS Group that are imposed for the portion of the taxable year 1998 following the Effective Time), and shall indemnify and hold harmless Newco and any member of the Newco Group from and against all such Taxes.

     2.2  Newco Group Payment Responsibilities.

          (a) Current and Prior Periods. Except as otherwise provided in this Agreement, Newco shall pay, on a timely basis, all Taxes attributable to the Newco Group that are imposed for the portion of the taxable year 1998 that includes and precedes the Effective Time (the "1998 Newco Taxes") and for all periods ending on or prior to the Effective Time. Newco hereby assumes all such liability and shall indemnify and hold harmless UWS and any member of the UWS Group from and against any share or amount of the 1998 Newco Taxes and all Taxes attributable to the Newco Group that are imposed for periods ending on or prior to the Effective Time.

          (b) Future Periods. Newco shall pay, on a timely basis, all Taxes attributable to the Newco Group that are imposed for any period beginning on or after the Effective Time (and, to the extent not already included in this sentence, all Taxes attributable to the Newco Group that are imposed for the portion of the taxable year 1998 following the Effective Time), and shall indemnify and hold harmless UWS and any member of the UWS Group from and against all such Taxes.

     2.3  Restructuring Taxes.

          (a)  Generally.  Except as otherwise provided in subsections (b), (c),
(d) or (e) hereof, UWS shall pay, and shall indemnify and hold harmless Newco and any member of the Newco Group from and against, any and all Restructuring Taxes.

          (b)  Payment/Indemnification for Tainting Acts.  Anything in this
Article II to the contrary notwithstanding, Newco shall pay, and shall indemnify and hold UWS harmless from and against, (i) any Restructuring Taxes, (ii) any liability resulting from a decision that UWS is liable to UWS's or Newco's shareholders because of a Final Determination that the Distribution is taxable and related Expenses payable by UWS by reason of the receipt of a payment from (or the payment by) Newco described in this subsection 2.3(b), but in any case only to the extent such Restructuring Taxes or liability to shareholders is due exclusively to a Tainting Act.

          (c)  Payment/Indemnification for Combined Breach.  Anything in this
Article II to the contrary notwithstanding, in the event of a Final Determination that Restructuring Taxes are due to a Taxing Authority and such Restructuring Taxes are caused by both a Tainting Act, and a breach, caused solely by any member of the UWS Group, of any written representation or statement given in connection with the Ruling Request or a breach of any of the representations or covenants contained in Sections 2.6(c) or 2.6(d) of this Agreement, or, alternatively, such Restructuring Taxes are caused in part by one or more members of the UWS Group and in part by one or more members of the Newco Group (or their less than wholly-owned subsidiaries), then the liability of UWS and Newco for any Restructuring Taxes arising from such

Final Determination and any liability to shareholders arising from such Final Determination shall be borne fifty percent (50%) by UWS and fifty percent (50%) by Newco. Each Party, jointly and severally with its Affiliated Group, agrees to pay and to indemnify and hold the other Party harmless from and against the amount of Restructuring Taxes and liability to shareholders allocated to such first Party under this subsection 2.3(c).

          (d)  Payment/Indemnification for 50% Acquisition.  Anything in this
Article II to the contrary notwithstanding, (i) in the event of a Final Determination that Restructuring Taxes are due to a Taxing Authority as a result of a 50% Acquisition of UWS, UWS shall pay, and shall indemnify and hold harmless Newco and any member of the Newco Group from any and all such Restructuring Taxes; (ii) in the event of a Final Determination that Restructuring Taxes are due to a Taxing Authority as a result of a 50% Acquisition of Newco, Newco shall pay, and shall indemnify and hold harmless UWS and any member of the UWS Group from any and all such Restructuring Taxes.

          (e)  Payment/Indemnification Absence of Any Breach.  Anything in this
Article II to the contrary notwithstanding, in the event of a Final Determination that Restructuring Taxes are due to a Taxing Authority and such Restructuring Taxes are not caused by (i) a Tainting Act, (ii) a breach, caused by any member of the UWS Group, of any representation given in connection with the Ruling Request or a breach of any of the representations or covenants contained in Sections 2.6(c) or 2.6(d) of this Agreement, or (iii) a combined breach described in subsection 2.3(c), then the liability of UWS and Newco for any Restructuring Taxes arising from such Final Determination and any liability to shareholders arising from such Final Determination shall be borne fifty percent (50%) by UWS and fifty percent (50%) by Newco. Each Party, jointly and severally with its Affiliated Group, agrees to pay and hold the other Party harmless from and against the amount of Restructuring Taxes and liability to shareholders allocated to such first Party under this subsection 2.3(e).

     2.4 Payment of 1998 Newco Estimated Tax Liabilities. Newco shall pay to UWS an amount equal to the estimated aggregate amount of Taxes that are attributable and would be owed by the Newco Group for taxable year 1998 where such Taxes must be paid by UWS as part of a Consolidated Return (the "1998 Newco Estimated Tax Liabilities"). Such estimated amount shall be computed in a manner consistent with the intercompany allocation of consolidated federal and state tax liabilities applied in prior periods.

     2.5 Adjustment of 1998 Newco Estimated Tax Liabilities. Upon the filing of the UWS Group's 1998 Consolidated Returns, the 1998 Newco Estimated Tax Liabilities as of the Distribution Date shall be restated and adjusted based upon information then available. An adjusting payment shall be made by UWS or Newco as is required by any restatement or adjustment of the 1998 Newco Estimated Tax Liabilities.

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     2.6  Representations and Covenants.

          (a) Newco Representations. Newco and each member of the Newco Group represent that as of the date hereof, and covenants that on the Date of Distribution, there is no plan or intention (1) to liquidate Newco or to merge or consolidate Newco, or any member of the Newco Group conducting an active trade or business relied upon in connection with the Contribution or the Distribution, with any other person subsequent to the Distribution, (2) to sell, refranchise or otherwise dispose of any asset, or terminate any business, of Newco or any member of the Newco Group subsequent to the Distribution, in a manner that would result in any increased Tax liability of the UWS Group or any member thereof, (3) to take any action that is materially inconsistent with the information and representations furnished to the IRS in connection with the Ruling Request regardless of whether such information and representations were included in the Letter Ruling, (4) to enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances), pursuant to the exercise of options or otherwise, option grants, the adoption of, or authorization of shares under, a stock option plan, capital contributions, or acquisitions, but not including the Distribution) which, if treated as consummated before the proposed distribution, would result in UWS not having "control" of Newco within the meaning of Sections 355(a)(1)(A) and 368(c) of the Code at the time of the Distribution, (5) to make any change in equity structure that would result in UWS not having such "control" (except for the Distribution), or (6) to repurchase stock of Newco in a manner contrary to the requirements of Revenue Procedure 96-30 or in a manner contrary to the representations made in connection with the Ruling Request. Newco, and each member of the Newco Group represent that as of the date hereof, and covenants that on the Distribution date, they are not aware of any plan or intention by the current shareholders of UWS to sell, exchange, transfer by gift, or otherwise dispose of any of their stock in, or securities of, UWS or Newco subsequent to the Distribution)(in making this representation, the parties hereto recognize that the shares of UWS are, and the shares of Newco will be, listed on certain stock exchanges and regular public trading in such shares can be expected).

          (b) Newco Covenants. Newco covenants to UWS that, without the prior written consent of UWS (1) during the three-period following the Date of Distribution, Newco will not liquidate, merge of consolidate with any other person, (2) during the three-year period following the Date of Distribution, Newco will not sell, refranchise, exchange, distribute or otherwise dispose of its assets or those of any member of the Newco, or close any of its business units or those of any member of the Newco Group, in a manner that would result in any increased Tax liability of the UWS Group or any member thereof,
(3) following the Distribution, Newco will not, for a minimum of three years, discontinue the active conduct of the Management Business, (4) Newco will not, nor will it permit any member of the Newco Group to, take any action materially inconsistent with the information and representations furnished to the IRS in connection with the Ruling Request, regardless of whether such information and representations were included in the Letter Ruling, (5) Newco will not repurchase stock of Newco in a manner contrary to the requirements of Revenue Procedure 96-30 or in a manner contrary to the representations made in connection with the Ruling Request. In no event will Newco enter into any transaction or make any change in equity structure (including stock issuances, pursuant to the exercise of options or otherwise, option grants, the adoption of, or authorization of shares under, a stock option plan, capital contributions, or acquisitions, but not including the Distribution) during the three year period following the Distribution which, if treated as consummated before the Distribution, result in UWS not having "control" of Newco within the meaning of Section 355(a)(1)(A) and 368(c) of the Code at the time of Distribution. For purposes of the preceding sentence, any option authorized under a stock option plan will be treated as having been granted.

          (c) UWS Representations. UWS and each member of the UWS Group represent that as of the date hereof, and covenants that on the Date of Distribution, there is no plan or intention (1) to liquidate UWS or to merge or consolidate UWS, or any member of the UWS Group conducting an active trade or business relied upon in connection with the Restructuring or the Distribution, with any other person subsequent to the Distribution, (2) to sell, refranchise or otherwise dispose of any asset, or terminate any business, of UWS or any member of the Newco Group subsequent to the Distribution, in a manner that would result in any increased Tax liability of the Newco Group or any member thereof,
(3) to take any action materially inconsistent with the information and representations furnished to the IRS in connection with the Ruling Request regardless of whether such information and representations were included in the Letter Ruling, (4) to enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances), pursuant to the exercise of options or otherwise, option grants, the adoption of, or authorization of shares under, a stock option plan, capital contributions, or acquisitions, but not including the Distribution) which, if treated as consummated before the proposed distribution, would result in UWS not having "control" of Newco within the meaning of Sections 355(a)(1)(A) and 368(c) of the Code at the time of the Distribution, (5) to make any change in equity structure that would result in UWS not having such "control" (except for the Distribution), or (6) to repurchase stock of UWS in a manner contrary to the requirements of Revenue Procedure 96-30 or in a manner contrary to the representations made in connection with the Ruling Request. UWS and the members of the UWS Group also represents that as of the date hereof, and covenant that on the Distribution Date, they are not aware of any plan or intention by the current shareholders of UWS to sell, exchange, transfer by gift, or otherwise dispose of any of their stock in, or securities of, UWS or Newco subsequent to the Distribution (in making this latter representation, the parties hereto recognize that the shares of UWS are, and the shares of Newco will be, listed on certain stock exchanges and regular public trading in such shares can be expected).

          (d) UWS Covenants. UWS covenants to Newco that, without the prior written consent of Newco (1) during the three period following the Distribution Date, neither UWS, American Medical Security Holdings, Inc. nor UWLIC will liquidate, merge of consolidate with any other person, (2) during the three-year period following the Distribution Date UWS will not sell, refranchise, exchange, distribute or otherwise dispose of its assets or those of any member of the UWS Group, or close any of its business units or those of any member of the UWS Group, in a manner that would result in any increased Tax liability of the Newco Group or any member thereof, (3) following the Distribution, UWLIC will not, for a minimum of three years, discontinue the active conduct of the historic business conducted by UWLIC throughout the five year period prior to the Distribution, (4) UWS will not, nor will it permit any member of the UWS Group to, take any action materially inconsistent with the information and representations furnished to the IRS in connection with the Ruling Request, regardless of whether such information and representations were included in the Letter Ruling issued by the IRS, (5) UWS will not repurchase the stock of UWS in a manner contrary to the requirements of Revenue Procedure 96-30 or in a manner contrary to the representations made in the Ruling Request; and (6) on or after the Distribution Date UWS will not, nor will it permit any member of the UWS Group to, make or change any accounting method, amend any Return or take any Tax position on any Return, take any other action, omit to take any action or enter into any transaction that results in any increased Tax liability of the Newco Group or any member thereof in respect of any Pre-Distribution Period.


                                     ARTICLE III
                                   REFUNDS OF TAXES

     Each Party shall be entitled to retain or be paid all refunds of Tax received, whether in the form of payment, credit or otherwise, from any Taxing Authority with respect to any Tax Returns filed or to be filed by such Party in accordance with Article V of this Agreement, provided, however, Newco shall be entitled to retain or be paid all such refunds with respect to any Taxes to the extent such Taxes are attributable to property or operations of the Newco Group. Notwithstanding anything contained in this Article III to the contrary, UWS shall be entitled to be paid and to retain, and Newco shall not be entitled to retain and shall be required to pay over to UWS, any refunds of Tax received to the extent (i) UWS indemnified Newco for the Taxes attributable to such refunds, or (ii) UWS paid to the Taxing Authority the Taxes attributable to such refunds and UWS has not been indemnified by Newco.


                                      ARTICLE IV
                        CARRYBACKS FROM SEPARATE RETURN YEARS

     4.1 General. Anything herein to the contrary notwithstanding, the Newco Group may elect to carry back to any taxable period beginning before the Date of Distribution any tax attribute, including without limitation, any net operating or other loss or credit, arising in any taxable period beginning after the Date of Distribution which the Newco Group may properly elect to carry back for federal income tax purposes or combined state tax purposes to a Consolidated Return. With respect to any such carryback, UWS consents to the filing of such claims for refund and other returns as may be required to claim the tax refunds attributable to such carryback items and to pay promptly after receipt to Newco the cash amount of any refunds of Taxes, including the cash amount of any interest resulting from the utilization of such attributes, after taking into consideration any resulting increase or decrease in the Tax liability of any member of the UWS Group. To the extent authorized by law, UWS shall act as collection agent for the Newco Group with respect to any such refund.

     4.2 Subsequent Disallowance. In the event that any tax attribute for which UWS has made a payment pursuant to Section 4.1 is subsequently reduced or disallowed, Newco shall indemnify UWS and hold it harmless from any Tax liability, including interest and penalties, incurred by reason of such reduction or disallowance.


                                      ARTICLE V
                                TAX RETURN PREPARATION

     5.1  Consolidated Returns.

          (a)  Newco shall prepare and timely file all Consolidated Returns.
UWS shall have a reasonable period to review the 1997 and 1998 Consolidated Returns. The Consolidated Returns shall be prepared and filed by Newco in compliance with applicable tax laws and on a basis that is consistent with the Letter Ruling and, subject to the foregoing, consistent with UWS's prior Consolidated Returns. UWS hereby expressly appoints Newco as its agent for these purposes and will take such steps requested by Newco (including executing such Power of Attorney(s) that may be requested by Newco) in order for Newco to perform its duties hereunder. UWS shall reimburse Newco for Newco's reasonable expenses incurred in preparing such returns, to the extent that such preparation relates to the operations and income of the Small Group Business.

          (b) UWS shall be responsible for preparing all information relating to the UWS Group necessary for Newco to prepare and file the Consolidated Returns. Such information shall include the annual federal and state, if any, tax work preparation package, necessary to enable Newco to prepare the Consolidated Returns, completed and delivered to Newco on or before the same deadline imposed upon other Newco business units. Such information shall be used as the basis for Newco's preparation of the Consolidated Returns.

          (c) UWS and the UWS Group shall agree to any election or consent reasonably requested by Newco in connection with such Consolidated Returns and further agree not to elect to be excluded from any such return.

          (d) UWS and the UWS Group agree to cooperate with Newco in the preparation of any valuation studies or other reports which are appropriate or necessary for the preparation of the Consolidated Returns.

     5.2 Other Pre-Distribution Returns. All other Tax Returns of any member of the UWS Group or the Newco Group for periods beginning before the Distribution Date shall be filed by Newco, except that any such Tax Returns pertaining exclusively to property or operations of the UWS Group shall be filed by UWS. Notwithstanding anything contained in this Section 5.2, UWS shall continue to file all Tax Returns of the members of the Newco Group for periods beginning before the Distribution Date if the Tax Return for such period is required to be filed on or prior to the Date of Distribution.

     5.3 Post-Distribution Returns. All Tax Returns of any member of the Newco Group for periods beginning on or after the Distribution Date shall be filed by Newco, and all Tax Returns of any member of the UWS Group for periods beginning on or after the Distribution Date shall be filed by UWS.

     5.4 Cooperation; Exchange of Information. Each Party shall be responsible for the timely submission to the other Party of information of which it has knowledge regarding any Tax Item which may properly be included in any Tax Return to be filed by the other Party, and shall provide any and all other information and documentation (including, but not by way of limitation, working papers and schedules) reasonably requested by the other Party for use in connection with the preparation and filing of any Tax Returns.


                                      ARTICLE VI
                                    STOCK OPTIONS

     6.1 Tax Deductions. Except as provided in Section 6.3 and 6.4, (i) the UWS Group (and not the Newco Group) shall claim the post-Distribution Date Tax deductions in respect to UWS Common Stock Options held by Tom Hefty, C. Edward Mordy and Gail Hanson (for purposes of this Article VI the "Newco Employees")
(ii) the Newco Group (and not the UWS Group) shall claim the post-Distribution Date Tax deductions in respect to Newco Common Stock Options held by Samuel V. Miller, Wallace Hilliard and Ronald Weyers (for purposes of this Article VI, the "UWS Employees").

     6.2  Notices, Withholding, Reporting.

          (a) UWS shall promptly notify Newco of any post-Distribution Date event giving rise to income to any Newco Employees in connection with the UWS Common Stock Options and, if required by law, UWS shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith. UWS shall within ten days of demand thereof reimburse Newco for all reasonable out-of-pocket expenses incurred in connection with the UWS Common Stock Options, including with respect to incremental Tax reporting obligations and incremental employment Tax obligations; provided that Newco shall use reasonable efforts to collect any such amounts required to be paid by the Newco Employees from such Newco Employees.

          (b) Newco shall promptly notify UWS of any post-Distribution Date event giving rise to income to any UWS Employees in connection with the Newco Common Stock Options and, if required by law, Newco shall withhold applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith. Newco shall within ten days of demand thereof reimburse UWS for all reasonable out-of-pocket expenses incurred in connection with the Newco Common Stock Options, including with respect to incremental Tax reporting obligations and incremental employment Tax obligations; provided that UWS shall use reasonable efforts to collect any such amounts required to be paid by UWS Employees from such UWS Employees.

     6.3 Tax Audit Adjustments. Notwithstanding the provisions of Section 6.1, in the event a Tax audit proceeding shall determine (by settlement or otherwise), or the parties otherwise determine pursuant to subsection 6.4, that
(i) all or a portion of the Tax deductions in respect of UWS Common Stock Options held by Newco Employees should have been claimed by the Newco Group, Newco shall claim such deductions (by an amended Return or otherwise) and shall pay to UWS the amount of any Tax refund or credit arising in respect of such Tax deduction within ten days after such Tax refund or credit is Actually Realized by the Newco Tax Group and/or (ii) all or a portion of the Tax deductions in respect of Newco Common Stock Options held by UWS Employees should have been claimed by the UWS Group, UWS shall claim such deductions (by an amended Return or otherwise) and shall pay to Newco the amount of any Tax refund or credit arising in respect of such Tax deduction within ten days after such Tax refund or credit is Actually Realized by the UWS Group.

     6.4 Change in Law. Notwithstanding the agreement with respect to reporting of Tax items attributable to options set forth in subsection 6.1 above, neither the UWS Group nor the Newco Group shall have any obligation to report any such Tax items as set forth in such Sections in the event that either such Party determines, based on an opinion of tax counsel, which opinion shall be satisfactory to the other party, that there is no substantial authority to support reporting such Tax items on a return filed by such party as a result of a change in or amendment to any law or regulation, or any change in the official interpretation thereof, effective or occurring after the date of this Agreement, and such Group provides prompt notice to the other Group of any such determination.

                                     ARTICLE VII
                            TAX CONTROVERSIES AND RECORDS

     7.1  Tax Controversies.

          (a) Except as otherwise provided in this Article VII, UWS shall have full responsibility in handling, settling or contesting any Tax Controversy involving a Tax Return for which it has filing responsibility hereunder (including any and all Returns of the AMSG Group) and, except as provided in this subsection 7.1(a), Newco shall have full responsibility in handling, settling or contesting any Tax Controversy involving a Tax Return for which it has filing responsibility (including, for this purpose, any Tax Controversy involving Restructuring Taxes), and any costs incurred in handling, settling or contesting any Tax Controversy shall be borne in proportion to the Tax originally proposed by the IRS or other Taxing Authority in a "30-day letter" or similar document.

          (b) The Party responsible for any Tax Controversy shall use all reasonable efforts (taking into consideration all relevant facts and circumstances known to the Party) to resist any deficiency assertions by any Taxing Authority regardless of which Party is ultimately responsible for any such Tax under this Agreement.

          (c) Each Party shall give prompt notice to the other of any communication with the IRS or other Taxing Authority which may affect any Tax Item attributable to the other Party. Each Party shall give prompt notice to the other of any communication with the IRS or other Taxing Authority which relates to a Tax Controversy for which the other Party is responsible hereunder. UWS shall notify Newco promptly of any communication with the IRS or other Taxing Authority relating in whole or in part to (i) Restructuring Taxes for which Newco could be liable pursuant to Section 2.3 hereof, or (ii) Taxes for which Newco could be liable pursuant to Section 2.2 hereof (any proposed adjustment described in subsection 7.1(c)(i) and (ii) referred to as a "Newco Indemnity Issue"). Newco shall notify UWS promptly of any communication with the IRS or other Taxing Authority relating in whole or in part to (iii) Taxes described in subsection 2.1(c) hereof, (iv) any Restructuring Taxes (whether or not it is alleged that a member of the UWS Group is at fault or is partially at fault), or (v) any Taxes for which UWS could be liable pursuant to subsections 2.1(a) and 2.1(b) (each item described in subsection 7.1(c)(iii) through (v) referred to as an "UWS Indemnity Issue").

          (d) UWS shall have 30 days after receipt of such notice from Newco within which to object to the proposed adjustment relating to a UWS Indemnity Issue (that is not a Newco Issue). If UWS does not notify Newco within such 30 day period that it objects to the proposed adjustment, then Newco shall have exclusive control over all stages of the Tax Controversy, including full authority to determine whether and in what manner to contest or compromise the issue, unless and until Newco so notifies UWS.

          (e) If UWS notifies Newco that it objects to the proposed adjustment relating to a UWS Indemnity Issue (that is not a Newco Issue), then Newco shall not thereafter consent to the adjustment or compromise of such UWS Indemnity
Issue without the consent of UWS, but shall cooperate with UWS to resolve the UWS Indemnity Issue on a basis acceptable to UWS. Prior to the issuance of a notice of proposed adjustment or similar stage in the proceedings, however, Newco shall be responsible for the conduct of the audit, including matters pertaining to such UWS Indemnity Issue. Newco shall notify UWS in advance of any conferences, meetings, and proceedings pertaining to the audit and, at its own expense, UWS shall have the right to attend all such proceedings with any Taxing Authority, the subject matter of which is or includes such UWS Indemnity Issue.

          (f) Upon the issuance of a notice of proposed adjustment or similar stage in the proceedings, Newco shall assume the conduct of all further proceedings, with counsel selected by it, at Newco's sole expense, insofar as the proceedings relate to a Newco Indemnity Issue (that is not an UWS Issue), and thereafter Newco and UWS shall jointly be responsible for the conduct of proceedings to contest such Newco Indemnity Issue.

          (g) In the event that Newco receives a notice of deficiency from the IRS, or a similar notice from any other Taxing Authority, and such notice relates exclusively to one or more UWS Indemnity Issues (none of which are Newco Issues) and does not relate to a Newco Issue then:

               (i) Upon receiving a written request from UWS, given no later than a date reasonably necessary to permit preparation and timely filing of a petition in the United States Tax Court for redetermination of the deficiency, or a court of similar jurisdiction with respect to Taxes imposed by any other Taxing Authority, Newco shall timely file such petition (at UWS's sole expense); or

               (ii) If (1) UWS does not request Newco to file a petition for redetermination of the deficiency pursuant to subsection 7.1(g)(i)hereof, (2) UWS requests that Newco file a claim for refund, and (3) UWS provides Newco with sufficient funds to pay the deficiency relating to the UWS Indemnity Issue, then Newco (at UWS's sole expense) shall file a claim for refund thereof and, if the claim is denied, bring an action in a court of competent jurisdiction seeking such refund.

               (iii) In the event that a judgment of the United States Tax Court or other court of competent jurisdiction results in an adverse determination with respect to the UWS Indemnity Issue, then UWS shall have the right to cause Newco to appeal from such adverse determination at UWS's sole expense.

               (iv) UWS and its representatives, at UWS's sole expense, shall be entitled to participate in (1) all conferences, meetings, or proceedings with any Taxing Authority, the subject matter of which is a UWS Indemnity Issue (that is not a Newco Issue), and (2) all appearances before any court, the subject matter of which is a UWS Indemnity Issue (that is not a Newco Issue).

          (h) The right to participate referred to in subsection 7.1(g)(iv) hereof shall include the submission and content of documentation, memoranda of fact and law and briefs, the conduct of oral arguments or presentations, the selection of witnesses, and the negotiation of stipulations of fact with respect to a UWS Indemnity Issue (that is not a Newco Issue).

          (i) If the proposed adjustment relating to a UWS Indemnity Issue is also a Newco Issue (or if the proposed adjustment relates solely to a Newco Issue that is not a UWS Indemnity Issue), then Newco shall be fully responsible for the conduct of the Tax Controversy, including matters pertaining to any UWS Indemnity Issue, but Newco shall use reasonable efforts to involve UWS in the conduct of the Tax Controversy insofar as it relates to any UWS Indemnity Issue. Newco shall notify UWS in advance of any such proceedings and, at its own expense, UWS shall attend all conferences, meetings, or proceedings with any Taxing Authority, the subject matter of which is or includes any UWS Indemnity Issue. UWS shall use all reasonable efforts to assist Newco in resisting any deficiency assertions by any Taxing Authority relating to any such Newco Indemnity Issue.

     7.2 Cooperation. UWS and Newco agree to afford full cooperation to one another and to their respective representatives, if any, in any Tax Controversy involving:

          (a) any Tax Return filed or required to be filed by or for any member of the UWS Group or the Newco Group for any pre-Distribution period, or

          (b) any item or issue affecting UWS or Newco's potential liability hereunder. Such cooperation shall include, but not by way of limitation:

               (i) preparing responses to information requests by any Taxing Authority;

               (ii) making available books, records and other documentation (including, but not by way of limitation, working papers and schedules) relevant to such proceeding, and systems support for documentation furnished in electronic form;

               (iii) making directors, officers or employees available to appear in person for interview or for testimony;

               (iv) making employees available on a mutually convenient basis to provide additional information and explanation of materials provided hereunder;

               (v) executing powers of attorney, tax information authorizations and any other necessary or appropriate authorizations;

               (vi) executing agreements with the Taxing Authority or other documents reasonably necessary or appropriate for the settlement or pursuit of the contest of such issue; and

               (vii) doing whatever is reasonable in the circumstances to assist the other Party in proving that an acquisition does not constitute a 50% Acquisition.

     7.3 Record Retention. The Parties, on behalf of themselves and the members of their respective Affiliated Groups, agree to retain all books, records, returns, schedules, documents and all material papers or relevant items of information for periods prior to the Date of Distribution for the later of (i) seven (7) years; (ii) the full period of the applicable statute of limitations, including any extensions thereof; or (iii) in the case of a Tax year which is the subject of an audit, until a Final Determination of Tax with respect to such year occurs. If, under legislation enacted after the date of this Agreement, the statute of limitations with respect to a transaction does not begin to run until the IRS or other Taxing Authority is notified of the transaction, then the statute of limitations for purposes of subsection 7.3(ii) shall also not begin to run until such notification is given.


                                     ARTICLE VIII
                                       PAYMENTS

     8.1 Payments in General. Any amount required to be paid by one Party to the other pursuant to this Agreement (other than the payments described in Sections 2.4 and 2.5 and subsections 2.2(c) and 7.1(g)(ii)) shall be paid in immediately available funds within thirty (30) days after written demand therefor from the other Party given after a Final Determination of the amount thereof.

     8.2 Interest on Late Payments. Any amount payable under this Agreement by one Party to another Party shall, if not paid within ten (10) business days after the due date specified in this Agreement, bear interest from such due date until the date paid at the applicable Federal short term rate as defined in
Section 6621 of the Code in effect on the due date.

     8.3 Notice. UWS and Newco shall give each other prompt notice of any payment that may be due under this Agreement.

     8.4 Tax Items. Except to the extent already provided for in this Agreement, the amount of any indemnification payment required hereunder shall take into account the Tax Benefit, if any, allowable to the indemnified Party resulting from the event giving rise to such indemnification payment and additional Taxes, if any, incurred by the indemnified Party resulting from such indemnification and any additional indemnification payment required by this section. The Parties will cooperate with each other to determine the amounts described in this section. This Section 8.4 shall not apply to subsection 2.2(c).


                                      ARTICLE IX
                              ADMINISTRATIVE PROVISIONS

     9.1 Interest. Except as expressly provided herein, no obligation to pay or right to collect interest or other amounts shall arise by virtue of this Agreement.

     9.2 Expenses. Each party to this Agreement hereby agrees to be responsible for all of the Expenses which it may incur in carrying out its duties hereunder.


                                      ARTICLE X
                                  DISPUTE RESOLUTION

     Either Party may give the other written notice of any controversy or claim between the Parties arising out of or relating to this Agreement, or the breach
hereof ("Claim") not resolved in the normal course of business.   Within 10 days
after delivery of the notice of a Claim, the receiving Party shall submit to the other a written response. The notice and response shall include a statement of such Party's position and a summary of arguments supporting that position and the name and title of the executive who will represent that Party and of any other person who will accompany such executive in resolving the Claim. Within twenty (20) days after delivery of the first notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, and shall negotiate in good faith to attempt to resolve the Claim. All reasonable requests for information made by one Party to the other will be honored.

     Claims not resolved through negotiation between executives within sixty
(60) days after the delivery of the first notice described above shall be submitted, upon application of either Party, for resolution by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). Arbitration shall be by a single arbitrator experienced in the matters that are at issue with respect to the Claim, which arbitrator shall be selected by the Parties in accordance with the Rules. The arbitration shall be conducted in Milwaukee, Wisconsin (or at any other place agreed upon by the Parties and the arbitrator). The decision of the arbitrator shall be final and binding as to all matters at issue with respect to the Claim; provided, however, if necessary such decision may be enforced by either Party in any court of law having jurisdiction over the Parties or the subject matter of the Claim. Unless the arbitrator shall assess the costs and expenses of the arbitration proceeding and of the Parties differently, each Party shall pay its costs and expenses incurred in connection with the arbitration proceeding, and the costs and expenses of the arbitrator shall be shared equally by the Parties.

     All Claims shall be resolved only in accordance with the provisions of this
Article IX; provided, however, that nothing contained herein shall preclude either Party from seeking or obtaining (i) injunctive relief to prevent an actual or threatened breach of any of the provisions of this Agreement, or (ii) equitable or other judicial relief to enforce the provisions of this Article IX hereof or to preserve the status quo pending resolution of Claims hereunder.


                                      ARTICLE XI
                                    MISCELLANEOUS

     11.1 Enforceability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable, the enforceability of the remaining provisions contained herein shall not in anyway be affected or impaired thereby.

     11.2 Modification of Agreement. No modification, amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing, and signed by each of the Parties hereto, and then such modification, amendment or waiver shall be effective only in the specific instance and for the purpose for which given.

     11.3 Successors and Assigns. Except to the extent provided by operation of law or as provided herein, neither this Agreement nor any rights hereunder shall be assignable or transferable by either Party hereto, without the prior written consent of the other Party hereto. Each Party hereby guarantees the performance of all actions, covenants, agreements and obligations provided under this Agreement of each of its subsidiaries. Each Party shall, upon the written request of the other Party, cause any of its subsidiaries to formally execute this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of each Party. If one or more persons acquires all or substantially all of the assets of UWS or Newco, UWS and Newco each agree that, as a condition to the closing of such acquisition, such person or persons must agree to indemnify the nonacquired Party for any Restructuring Taxes incurred by that Party as a result of such acquisition.

     11.4 Term. This Agreement shall commence on the date of execution indicated above and shall continue in effect until otherwise agreed to in writing by the

Parties or their successors and assigns.

     11.5 Rights Confined to Parties. Nothing expressed or implied herein is intended or shall be constructed to confer upon or to give to any person, firm or corporation (other than the Parties hereto, members of their Affiliated Groups, and their successors and assigns) any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition hereof. All terms, covenants, conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the Parties hereto, the members of their Affiliated Groups, and their successors and assigns.

     11.6 Notices. All demands, notices and communications under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or sent by certified or registered United States Mail, postage prepaid, to:

          (a)  in the case of UWS:
               General Counsel
               American Medical Security Group, Inc.
               3100 AMS Boulevard
               Green Bay, WI  54313

          (b)  in the case of Newco:
               General Counsel
               United Wisconsin Services, Inc.
               401 W. Michigan Street
               Milwaukee, WI  53203

     11.7 Effect of Headings. The paragraph headings herein are for convenience only and shall not affect the construction hereof.

     11.8 Governing Law. The provisions of this Agreement, and all rights and obligations of the Parties hereunder shall be governed by the laws of the State of Wisconsin.

     11.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall, when so executed, be considered an original and all of which, taken together, shall be considered one document.

     11.10 Prior Tax Sharing Agreements. This Agreement shall supersede any and all tax sharing and indemnification (or similar) agreements between any of the members of the UWS Group, on the one hand, and any of the members of the Newco Group, on the other hand.

                              UNITED WISCONSIN SERVICES, INC.

                              By:__________________________

                         Title:____________________________


                              NEWCO/UWS, INC.



                              By:__________________________
                         Title:____________________________







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